Exhibit 99.1

 Mace Security International Announces the Resignation of Richard B. Muir from
    Its Board of Directors; Elects Burton Segal as New Independent Director

    MOUNT LAUREL, N.J.--(BUSINESS WIRE)--Oct. 29, 2003--Mace Security International, Inc. ("Mace") (NASDAQ: MACE), a manufacturer and marketer of security products and a leading provider of car care services, today announced that its Board of Directors has accepted the resignation of Richard B. Muir. Mr. Muir resigned effective October 15, 2003, due to other business commitments. The Board would like to thank Mr. Muir for his service to Mace.
    Further, the Board of Directors has elected Burton Segal as a new independent board member to fill the vacancy. Mr. Segal is a certified public accountant with over 30 years of public accounting experience, and is currently a principal in Burton Segal & Co., CPA's. The Board believes that Mr. Segal's extensive accounting knowledge and experience will make him a valuable addition to Mace's Board of Directors.
    Mace Security International, Inc. is a leading manufacturer of less-than-lethal defense sprays and electronic security products for consumers worldwide. Mace is also a leading provider of car care services. Additional information about Mace is available online at www.mace.com.

    Certain statements and information included in this press release constitute "forward-looking statements'' within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases "will likely result'', "are expected to'', "will continue'', "is anticipated'', "estimate'', "projected'', "intends to'' or similar expressions are intended to identify "forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, lack of capital, the effects of weather on the demand for car care services, the effects of rapid growth upon the Company and the ability of management to effectively respond to the growth, its ability to achieve operating synergies, its ability to compete, regulatory matters, the effects of competition, its ability to maintain the control of the Company's cash business, and the ability of the Company to obtain additional financing. Such factors could materially adversely affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained in the Company's SEC filings, including its S-3 registration statements, Form 10-K for 2002, Form 10-Q for the quarter ended March 31, 2003 and Form 10-Q for the quarter ended June 30, 2003. This press release should be read in conjunction with the financial statements and notes contained in the Company's annual report on Form 10-K and the Company's quarterly reports on Form 10-Q.


    CONTACT: Mace Security International, Inc., Mount Laurel
             Robert M. Kramer, 856-778-2300